NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Common Stock (the 'Common Stock') of GulfMark Offshore, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on May 9, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company advised that it does not intend on curing its deficiency with respect to Section 802.01C of the NYSE Listed Company Manual. 1. Section 802.01C of the NYSE Listed Company Manual states, in part, that the Exchange will commence suspension and delisting if a company is unable to maintain an average closing price of not less than $1.00 over a consecutive 30 trading day period. 2. The Exchange, on April 10, 2017, determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone on April 10, 2017 and by letter on April 11, 2017. 3. Pursuant to the above authorization, a press release was issued and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on April 10, 2017. Similar information was included on the Exchange's website. Trading in the Common Stock was suspended at the close of trading on April 10, 2017. 4. The Company had a right to appeal to a Committee of the Board of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.